Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE1

Monthly Period	December 1, 2003 to December 30, 2003
Payment Date	January 26, 2004

Aggregate Amount Collected for the Collection Period
Interest	$2,999,017.77
Principal Collections	$41,620,268.91
Substitution Amounts	$—

Application of Collected Amounts

Applied in the following order of priority:						Factor per 1000
(I)	Enhancer Premium				$117,429.45
(ii)	A-1 Noteholder’s Interest				$1,018,611.55	1.0186115507
	A-2 Noteholder’s Interest				$84,691.55	0.8469154553
(iii)	Principal Collections to Funding Account				$0.00
(iv)	Excess Spread (during Revolving)				$—
(v)	Excess Spread (during AP)				$1,658,093.51
(vi)	Additional Balance Increase from Excess Spread (during MAP)				$—
(vii)	A-1 Noteholder’s Principal Distribution				$17,365,612.34	17.36561234
	A-2 Noteholder's Principal Distribution				$1,736,561.23	17.36561234
(viii)	Enhancer for Prior Draws				$—
(ix)	Liquidation Loss Amount				$—
(x)	Enhancer				$—
(xi)	Interest Shortfalls				$—
(xii)	Indenture Trustee				$—
(xiii)	Certificates				$1,658,093.51

Balances
						Factor
	Beginning A-1 Note Balance				$826,482,959.87	0.8264829599
	Ending A-1 Note Balance				$809,117,347.54	0.8091173475
		Change			$17,365,612.34	0.0173656123

	Beginning A-2 Note Balance				$82,648,295.99	0.8264829599
	Ending A-2 Note Balance				$80,911,734.75	0.8091173475
		Change			$1,736,561.23	0.0173656123

	Beginning Excluded Amount				$—
	Ending Excluded Amount				$—
		Change			$—

	Beginning Pool Balance				$922,923,541.50	0.8390129197
	Ending Pool Balance				$903,941,559.64	0.8217567470
		Change			$18,981,981.86	0.0172561727

	Beginning Principal Balance				$922,923,541.50	0.8390129197
	Ending Principal Balance				$903,941,559.64	0.8217567470
		Change			$18,981,981.86	0.0172561727

	Additional Draws				$22,713,772.66
	Additional Balance Increase (Draws minus Payments)				$—

Delinquencies
		#		$
	Two statement cycle dates:		23		$1,034,268.98
	Three statement cycle dates:		8		$293,198.15
	Four statement cycle dates:		3		$225,381.79
	Five statement cycle dates:		6		$260,594.13
	Six statement cycle dates:		2		$70,477.19
	Seven + statement cycle dates:		2		$92,000.16
	Foreclosures		—		$—
	REO		—		$—
	Liquidation Loss Amount		6		$77,376.39

	Wachovia Bank, National Bank
	as Administrator

Additional Information

Net WAC Rate	3.28%
Overcollateralization Target	$13,912,477.35
Overcollateralization Amount	$13,912,477.35
Funding Account Ending Balance	$—

Gross CPR (1 mo. Annualized)	42.581%
Net CPR (1 mo. Annualized)	22.074%
Draw Rate (1 mo. Annualized)	25.846%
WAM	209.50
AGE	23.22

Current Excess Spread	1.875%
2 Month Average Excess	1.909%
3 Month Average Excess	1.751%

Allocation of Collected Funds

Interest Collections
Total Collected	$(3,383,569.25)
Servicing Fee	$384,551.48
Enhancer Premium	$117,429.45
Additional Balance Interest	$—
A-1 Interest	$1,018,611.55
A-2 Interest	$84,691.55
Excess Interest	$1,778,285.22
Net	$—

Principal Collections
Total Collected	$(41,620,268.91)
A-1 Principal	$17,365,612.34
A-2 Principal	$1,736,561.23
Add’l Balance Increase	$—
Net Draws	$22,713,772.66
Funding Account	$0.00
Net	$195,677.32
Previous Funding	$—
Liquidations	$(75,485.61)
Excess Interest	$(1,778,285.22)
Certificateholder	$1,658,093.51
Difference	$0.00